Exhibit 10.14

Summary of CBS Outdoor Americas Inc. Compensation for Outside Directors
(Effective March 28, 2014)

Directors who are not employees of CBS Outdoor Americas Inc. (the “Company”) or CBS Corporation (the “Outside Directors”) shall receive the following, to be effective as of 12:01 a.m. on the date on which the Company’s common stock begins trading on the New York Stock Exchange (“NYSE”) (such time, the “Effective Time”):

Cash Compensation

Each Outside Director shall be entitled to receive the following cash compensation:

•	A $60,000 annual Board retainer, payable in equal installments quarterly in advance;

•	A $10,000 annual Committee Chair retainer for the chair of the Audit Committee, payable in equal installments quarterly in advance; and

•	A per meeting attendance fee of $1,000 to committee members for each meeting of the Audit Committee (or any other ad hoc committee appointed by the Board).

Equity Compensation

Each Outside Director shall be entitled to receive the following awards under the CBS Outdoor Americas Inc. Omnibus Stock Incentive Plan:

•
An automatic annual grant on the date of the Company’s Annual Meeting of Stockholders of Restricted Share Units (“RSUs”) with a value of $60,000 based on the closing price of the Company’s common stock on the NYSE on the date of grant, which RSUs will vest one year from the date of grant, with dividend equivalents accruing on such RSUs in amounts equal to the regular cash dividends paid on the Company’s Common Stock and such accrued dividend equivalents shall convert to shares of the Company’s Common Stock on the date of vesting; provided that the first annual grant will be awarded at the Effective Time, with the number of shares for this initial grant to be determined based on the public offering price; and

•	A prorated RSU grant if he or she joins our board of directors following the date of the annual RSU grant, but during the calendar year of the grant.

Expenses

The board of directors will be reimbursed for expenses incurred in attending board, committee and stockholder meetings (including travel and lodging).